                                FORTIS BENEFITS
                               INSURANCE COMPANY
                              ST. PAUL, MINNESOTA
                                A STOCK COMPANY

We will pay the Annuitant the first of a series of annuity payments on the Annuity Commencement Date. Subsequent payments will be paid on the same day of each month according to the provisions of the Contract.

This Contract is issued in consideration of the payment of the Purchase Payment shown on the Contract Date Page.

Signed for Fortis Benefits Insurance Company on the Issue Date.

                        10 DAY RIGHT TO CANCEL CONTRACT

You may cancel this contract by delivering or mailing a written notice or sending a telegram to the company and returning the contract before midnight of the tenth day after the date you received it. Notice given by mail and return of the contract by mail are effective on being postmarked, properly addressed, and postage prepaid. The company must return the sum of (a) the difference between the premiums paid including any contract fees or other charges and the amounts allocated to any separate accounts including the fixed account under the contract and (b) the cash value of the contract, or if the contract does not have a cash value, the reserve for the contract, on the date the returned contract is received by the company or its agent. The company must return the payment within 10 days after it receives notice of cancellation and the returned contract.

SENIOR VICE PRESIDENT  SENIOR VICE PRESIDENT

        FLEXIBLE PREMIUM DEFERRED COMBINATION VARIABLE AND FIXED ANNUITY
                        NON-PARTICIPATING. NO DIVIDENDS.

ALL PAYMENTS AND VALUES PROVIDED BY THE CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNT ARE VARIABLE, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO AMOUNT. THE VARIABLE PROVISIONS OF THIS CONTRACT ARE FOUND ON PAGES 6, 7 AND 8.

                          READ YOUR CONTRACT CAREFULLY

This contract is a legal contract between the contract owner and Fortis Benefits Insurance Company.

                               TABLE OF CONTENTS

                                                                     PAGE #
Annuitant.......................................................          2
Beneficiary.....................................................          4
Death Benefit...................................................          8
Definitions.....................................................       2, 3
Fixed Account...................................................          6
Fixed Annuity Payments..........................................         10
General Provisions..............................................       4, 5
Guarantees......................................................          4
Purchase Payments...............................................          5
Surrenders......................................................          8
Termination.....................................................          5
Transfers.......................................................          8
Variable Account................................................       6, 7
Variable Annuity Payments.......................................         10

Any  Contract  amendments  or  endorsements  follow  the  Contract  Data   Page.
Additional benefits added by rider follow the Optional Annuity Forms Tables.

                               CONTRACT DATA PAGE

ANNUITANT:
CONTRACT NUMBER:
CONTRACT ISSUE DATE:
OWNER:
ANNUITY COMMENCEMENT DATE:
INITIAL PURCHASE PAYMENT:
MAXIMUM ASSET CHARGE FACTOR:    0.45% Annually (or .0012329% Daily)
  (For the Variable Account Only)

                             CURRENT      MAXIMUM
                           -----------  -----------
TRANSFER CHARGE:            $    0.00    $   25.00

THE ANNUAL ADMINISTRATIVE CHARGE IS $30.

SURRENDER CHARGE:  None.

INITIAL ALLOCATION OF NET PURCHASE PAYMENTS:

                                                                                           INITIAL   NET PURCHASE
INVESTMENT CHOICE                                                              PERCENTAGE  PAYMENT   DOLLAR AMOUNT
-----------------------------------------------------------------------------  ---------  ---------  -------------
VARIABLE ACCOUNT
Alliance Money Market Subaccount
Alliance International Subaccount
Alliance Premier Growth Subaccount
Dreyfus Growth and Income Subaccount
Dreyfus Stock Index Subaccount
Dreyfus Quality Bond Subaccount
Dreyfus Managed Assets Subaccount
Federated High Yield Subaccount
Federated Utility Subaccount
Federated Equity Growth and Income Subaccount
Lexington Natural Resources Subaccount
Lexington Emerging Markets Subaccount
MFS Emerging Growth Subaccount
MFS High Income Subaccount
MFS World Governments Subaccount
Montgomery Emerging Markets Subaccount
Montgomery Growth Subaccount
Strong Discovery Subaccount
Strong Government Securities Subaccount
Strong Advantage Subaccount
Strong International Stock Subaccount
TCI Balanced Subaccount
TCI Growth Subaccount
Van Eck Worldwide Bond Subaccount
Van Eck Gold and Natural Resources Subaccount
FIXED ACCOUNT

                                  DEFINITIONS

WE, US, OUR, THE COMPANY

    Fortis Benefits Insurance Company.

YOU, YOUR

    The owner of this Contract, or after the annuity commencement date, the Annuitant.

ACCUMULATION UNIT

    A unit of measurement used to calculate the value of your interest in the Variable Account before the annuity commencement date.

ANNUITANT

    The person or persons on whose life the first annuity payment is to be made. If more than one person is so named, all provisions of the Contract which are based on the death of the "Annuitant" will be based on the date of death of the last survivor of the persons so named. By example, the death benefit will become due only upon the death, prior to the Annuity Commencement Date, of the last survivor of the persons so named. Collectively, these persons are referred to in the Contract as "Annuitant" or "Annuitants." The Contract owner is not permitted to name more than one Annuitant under a Contract used in connection with a retirement plan that receives favorable tax treatment under the Internal Revenue Code.

ANNUITY UNIT

    A unit of measurement to calculate variable annuity payments.

APPLICATION

    The document you signed, if any, to apply for this Contract.

BENEFICIARY

    The person entitled to receive benefits as per the terms of the Contract in case of the death of the Annuitant or the Contract owner or the joint owner, as applicable.

CONTRACT VALUE

    The total of the Fixed Account value and the Variable Account value.

CONTRACT YEAR

    A period of 12 consecutive months beginning on the Issue Date or any anniversary thereafter.

DATE OF DEPOSIT

    The date We receive any Purchase Payment at our Home Office.

DESIGNATED BENEFICIARY

    The person designated as the Beneficiary by the Contract owner.

FIXED ACCOUNT

    The Fixed Account consists of all of the assets of the Company other than those allocated to a separate account of the Company.

FIXED ANNUITY OPTION

    An annuity option with payments which do not vary as to dollar amount.

FUND

    The "Fund" or "Funds" are those investment portfolios available under the Contract to which the Owner may allocate Purchase Payments, each of which is, or is a series of, a management investment company registered under the Investment Company Act of 1940.

HOME OFFICE

    Our   office   at   500  Bielenberg   Drive,   Woodbury,   Minnesota  55125;
1-800-827-5877; Mailing Address: P.O. Box 64272, St. Paul, Minnesota 55164.

ISSUE DATE

    The date on which this Contract becomes effective as shown on the Contract Data Page.

NET ASSET VALUE PER SHARE

    The net assets of a Fund portfolio divided by the number of shares in a Fund portfolio.

NET PURCHASE PAYMENT

    The gross amount of the Purchase Payment less any applicable premium taxes.

NON-QUALIFIED CONTRACT

    A Contract that does not qualify for the special federal income tax treatment applicable in connection with retirement plans.

PURCHASE PAYMENT

    An amount paid to the Company under this Contract as consideration for the benefits described herein.

QUALIFIED CONTRACT

    A Contract that is qualified for the special federal income tax treatment applicable in connection with certain retirement plans.

SUBACCOUNT

    The Subaccounts of the Variable Account to which Contract Value may be allocated. Each Subaccount invests all of its assets in a portfolio of a Fund having the same investment policies and objectives as that Subaccount.

VALUATION DATE

    All business days except, with respect to any Subaccount, days on which the related portfolio does not value its shares.

VALUATION PERIOD

    The period that starts at the close of the New York Stock Exchange on a Valuation Date and ends at the close of the Exchange on the next succeeding Valuation Date.

VARIABLE ACCOUNT

    A segregated investment account entitled "Variable Account D", established by us pursuant to applicable law. That portion of the assets of the Variable Account equal to the reserves and other Contract liabilities with respect to the Variable Account shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized, from assets allocated to the Variable Account, are credited to or charged against such account without regard to our other income, gains or losses.

VARIABLE ANNUITY OPTION

    An annuity option under which We promise to pay the annuitant or other properly designated payee one or more payments which vary in amount in accordance with the net investment experience of the applicable Subaccounts selected to measure the value of the payments.

WRITTEN, IN WRITING

    A written request or notice in acceptable form and content, which is signed, dated, and received at our Home Office.

                               GENERAL PROVISIONS

THE CONTRACT

    This Contract is issued in consideration of the payment of the initial Purchase Payment. Only an Officer of the Company can agree to change or waive any provisions of this Contract.

INCONTESTABILITY

    The Contract is incontestable.

MISSTATEMENT OF AGE OR SEX

    If any date of birth or sex, or both, has been misstated in the Application, or elsewhere, the amounts payable under this Contract will be the amounts which would have been provided using the correct age or sex, or both. Any deficiency in the payments already made by Us will be paid immediately and any excess in the payments already made by Us will be charged against the benefits falling due after adjustment. The amount of any adjustment will be credited or charged interest at the effective annual rate of 3% per year.

GUARANTEES

    Subject to the Net Investment Factor provision, We guarantee that the dollar amount of Variable Annuity payments made during the lifetime of the payee(s) will not be adversely affected by Our actual mortality experience or by the actual expenses incurred by Us in excess of the expense deductions provided for in the Contract.

SETTLEMENT

    All benefits under this Contract are payable from Our Home Office.

NON-PARTICIPATING

    This Contract is non-participating and does not share in Our surplus earnings.

BENEFICIARY

    Subject to the rights of an irrevocably designated Beneficiary, You may change or revoke the designation of a Beneficiary at any time while a Contract owner and the Annuitant are living. You must send Us a Written beneficiary designation or revocation. The change or revocation will not be binding upon Us until it is received by Us at Our Home Office. When it is so received, the change or revocation will be effective as of the date on which the beneficiary designation or revocation was signed, but the change or revocation will be without prejudice to Us on account of any payment made or any action taken by Us prior to receiving the change or revocation.

In the event of the death of a Contract owner or the Annuitant prior to the Annuity Commencement Date, the Beneficiary will be as follows: The Beneficiary shall be the surviving Contract owner, if any, notwithstanding that the Designated Beneficiary may be different. Otherwise, the Beneficiary will be the Designated Beneficiary. If there is no such Designated Beneficiary in effect or if such Designated Beneficiary is no longer living, the estate of the last surviving Contract owner will be the Beneficiary.

RIGHTS RESERVED BY US

    Upon notice to You, the Contract may be modified by Us, but only if such modification is necessary to:

        (1) Operate the Variable Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law.

        (2) Transfer any assets in any Subaccount to another Subaccount, or to one or more separate accounts, or to the fixed account.

        (3) Add, combine or remove Subaccounts in the Variable Account.

        (4) Substitute for the shares held in any Subaccount, the shares of another Fund.

        (5) Make any changes as required by the Internal Revenue Code or by any other applicable law in order to continue treatment of the Contract as an annuity.

When required by law, we will obtain your approval of changes and we will gain approval from any appropriate regulatory authority.

TERMINATION

    This Contract remains in force until surrendered for its full value, or all annuity payments have been made, or the death benefit has been paid.

If the Contract Value is less than $1,000, We may cancel this Contract on any Valuation Date. We will notify You at least 90 days in advance of Our intention to cancel this Contract. Such cancellation would be considered a full surrender of this Contract.

                               PURCHASE PAYMENTS

PAYMENTS

    The initial Purchase Payment is shown on the Contract Data Page. The initial Purchase Payment must be at least $5,000 ($2,000 for Qualified Contracts). Additional Purchase Payments must be at least $500. We reserve the right to refuse a Purchase Payment for any reason.

ALLOCATION OF PURCHASE PAYMENTS

    The initial allocation for all Net Purchase Payments is shown on the Contract Data Page and will remain in effect until changed by Written notice. The percentage allocation for future Net Purchase Payments may be changed at any time by Written notice. Changes in the allocation will be effective on the date We receive Your notice. The allocation may be 100% to any available Subaccount or the Fixed Account, or may be divided among the accounts in whole percentage points totaling 100%.

                              OWNERSHIP PROVISIONS

EXERCISE OF CONTRACT RIGHTS

    The Contract belongs to the Owner. As Owner, You will be entitled to exercise all rights and privileges in connection with this Contract. In any case, such rights and privileges can be exercised without the consent of the Beneficiary (other than an irrevocably designated beneficiary) or any other person. Such rights and privileges may be exercised only during the lifetime of the Annuitant and prior to the Annuity Commencement Date, except as otherwise provided in this Contract.

Unless You specify otherwise, the Annuitant becomes the Payee on the Annuity Commencement Date. The Beneficiary becomes the Payee on the death of You or the Annuitant. Such Payees may thereafter exercise such rights and privileges, if any, of ownership which continue.

CHANGE OF OWNERSHIP

    Ownership of a Qualified Contract may not be transferred except to: (1) the Annuitant; (2) a trustee or successor trustee of a pension or profit sharing trust which is qualified under Section 401 of the Internal Revenue Code; (3) the employer of the Annuitant provided that the Qualified Contract after transfer is maintained under the terms of a retirement plan qualified under Section 403(a) of the Internal Revenue Code for the benefit of the Annuitant; (4) the trustee of an individual retirement account plan qualified under Section 408 of the Internal Revenue Code; or (5) as otherwise permitted from time to time by laws and regulations governing the retirement or deferred compensation plans for which a Qualified Contract may be issued. In no other case may a Qualified Contract be sold, assigned, transferred, discounted or pledged as collateral.

The Owner of a Non-Qualified Contract may change the ownership of the Contract. During the lifetime of the Annuitant and prior to the Annuity Commencement Date, You may change the ownership interest in Your Non-Qualified Contract.

A change of ownership will not be binding upon Us until We receive Written notification at Our Home Office. When such notification is so received, the change will be effective as of the date You signed the request for change, but the change will be without prejudice to Us on account of any payment made or any action taken by Us prior to receiving the change.

DISTRIBUTION OF PROCEEDS AT DEATH OF OWNER

    If the Owner under a Non-Qualified Contract dies prior to the Annuitant and before the Annuity Commencement Date, the death benefit must be distributed to the Beneficiary, if then alive, either (1) within five years after the date of

Your death, or (2) over some period not greater than the life or expected life of the Beneficiary, with annuity payments beginning within one year after the date of Your death. Any such Beneficiary will not be entitled to exercise any rights prohibited by applicable federal income tax law.

These mandatory distribution requirements will not apply when the Beneficiary is the spouse of the deceased Owner, if the spouse elects to continue the Contract in the spouse's own name, as Owner. When the deceased Owner was also the Annuitant, the surviving spouse (if the Beneficiary) may elect to be named as both Owner and Annuitant and continue the Contract.

If the payee dies after the Annuity Commencement Date and before all of the payments under the Annuity Form have been distributed, the remaining amount payable, if any, must be distributed at least as rapidly as the method of distribution then in effect.

PERIODIC REPORTS

    Prior to the Annuity Commencement Date, We will send You, at least once during each Contract Year, a statement showing the Contract Value as of a date not more than two months previous to the date of mailing. We will also send such statements as may be required by applicable laws, rules and regulations.

                                 FIXED ACCOUNT

FIXED ACCOUNT

    Purchase Payments will be allocated to the Fixed Account in the percentage You specified. Interest will be credited to Your interest in the Fixed Account at rates We determine. We will not change interest rates with respect to any amount more than once each calendar year. The interest credited will not be less than 3% per year.

FIXED ACCOUNT VALUE

    The Fixed Account Value on any Valuation Date is:

        (1)  The  sum  of your  Net  Purchase  Payments allocated  to  the Fixed
    Account.

        (2) Plus any transfers from the Variable Account.

        (3) Plus interest credited as specified above.

        (4) Minus any surrenders and annual administrative charges allocated to the Fixed Account.

        (5) Minus any transfers to the Variable Account.

                                VARIABLE ACCOUNT

SUBACCOUNTS

    The Variable Account has several Subaccounts, each investing in one of the corresponding Funds. Net Purchase Payments are initially allocated to the Subaccounts and the Fixed Account as shown on the Contract Date Page.

We will use the Net Purchase Payments and any transferred amounts to purchase Fund shares applicable to the Subaccounts at their net asset value. We will be the owner of all Fund shares purchased with the Net Purchase Payment or transferred amount.

SUBACCOUNT ACCUMULATION UNITS

    Net Purchase Payments received under this Contract and transferred amounts allocated to the Variable Account will be credited in the form of Subaccount Accumulation Units. The number of Subaccount Accumulation Units is found by dividing the amount of the Net Purchase Payment or transferred amount allocated to the Subaccount by the Subaccount Accumulation Unit value at the end of the Valuation Period in which the Purchase Payment or transfer request was received at the Home Office. The value of each Subaccount Accumulation Unit with respect to the Contracts was arbitrarily set as of the date the Subaccount first purchased the Fund shares with respect to the Contract. Subsequent values on any Valuation Date are equal to the previous Subaccount Accumulation Unit value times the Net Investment Factor for the Valuation Period ending on that Valuation Date.

NET INVESTMENT FACTOR

    The Net Investment Factor is an index applied to measure the investment performance of a Subaccount from one Valuation Period to the next. The Net Investment Factor may be greater or less than or equal to one; therefore, the value of an Accumulation Unit may increase, decrease or remain the same.

The Net Investment Factor for a Subaccount is determined by dividing (1) by (2), and then subtracting (3) from the result, where:

        (1) is the net result of:

           (a) the Net Asset Value Per Share of the Fund shares held in the Subaccount, determined at the end of the current Valuation Period;

           (b) plus the per share amount of any dividend or capital gain distributions made on the Fund shares held in the Subaccount during the current Valuation Period;

           (c) minus a per share charge for the increase plus a per share credit for the decrease, in any income taxes reserved for which we determine to have resulted from the investment operations of the Subaccount or any other taxes which are applicable to the Contract.

        (2) is the Net Asset Value Per Share of the Fund shares held in the Subaccount, determined at the beginning of the current Valuation Period; and

        (3) is a factor representing the mortality risk, expense risk, and administrative expense charge. We will determine the daily asset charge factor annually, but in no event may it exceed the Maximum Asset Charge Factor as specified on the Contract Data Page.

VARIABLE ACCOUNT VALUE

    Your Variable Account value for any Valuation Period is the total of Your values in each Subaccount. Your value for each Subaccount is equal to:

        (1) Your number of Subaccount Accumulation Units,

        (2)  times  the Subaccount  Accumulation  Unit value  for  the Valuation
    Period.

Your Variable Account value will vary from Valuation Date to Valuation Date reflecting Your total value in the Subaccounts.

ANNUAL ADMINISTRATIVE CHARGE AND PREMIUM TAXES

    We will deduct an annual administrative charge of $30 at the following times:

        (1) On each Contract anniversary.

        (2) On the surrender of this Contract for its full value if not surrendered on a Contract anniversary.

Premium taxes, if any, levied by any unit of government will be deducted from the Contract Value.

These deductions will be made from the Fixed Account and Variable Account on a pro rata basis. The amount deducted from the Variable Account value will be deducted by an automatic surrender of Subaccount Accumulation Units on a pro rata basis.

                                   TRANSFERS

    We will make transfers among the Fixed Account and the Subaccounts at the end of the Valuation Period in which We receive Your request for the transfer, subject to the following restrictions. The current and maximum transfer charges are shown on the Contract Data Page. We reserve the right to restrict the frequency of or terminate transfers. In addition, the Funds may impose charges.

Before the annuity commencement date, You may transfer part or all of Your Contract Value subject to the following:

        (1) Each transfer must be at least $1,000 or the total value of any account, if less.

        (2) You may only make one transfer each Contract Year from the Fixed Account. No more than 50% of the Fixed Account Value may be transferred unless the balance after the transfer would be less than $1,000. If the value is less than $1,000, You may transfer the entire balance.

After the annuity commencement date, You may make up to four transfers per year among the Subaccounts. You may not make transfers from the Fixed Account.

                                   SURRENDERS

GENERAL SURRENDER PROVISIONS

    The amount surrendered will normally be paid to You within 7 days of:

        (1) Our receipt of Your Written request; and

        (2) Our receipt of this Contract, if required.

We reserve the right to defer payment of surrenders from the Fixed Account for up to 6 months from the date We receive Your request.

FULL SURRENDER

    At any time prior to the annuity commencement date and during the lifetime of the Annuitant, You may surrender this Contract by sending Us a Written request. The amount payable on surrender is the Contract Value at the end of the Valuation Period in which We receive Your request.

The amount payable upon surrender will not be less than the amount required by state law.

Upon payment of the above surrender amount, this Contract is terminated and We have no further obligation under this Contract.

All collateral assignees must consent to any surrender. We may require that this Contract be returned to Our Home Office prior to making payment.

PARTIAL SURRENDER

    At any time prior to the annuity commencement date and during the lifetime of the Annuitant, You may surrender a portion of the Fixed Account value and/or the Variable Account value. You must send Us a Written request specifying the accounts from which the surrender is to be made. Surrenders will be made effective at the end of the Valuation Period in which We receive Your Written request.

You must surrender an amount equal to at least $1,000. If the Contract Value remaining would be less than $1,000, We may treat Your request as a full surrender.

We will surrender Subaccount Accumulation Units from the Variable Account, and/or dollar amounts from the Fixed Account, so that the total amount surrendered equals the amount payable to You.

                                 DEATH BENEFIT

DEATH BENEFIT BEFORE THE ANNUITY COMMENCEMENT DATE

    If You or the Annuitant die prior to the annuity commencement date, We will pay the death benefit to the Beneficiary. The amount of the death benefit is the greater of:

        (1) The sum of Net Purchase Payments made less any prior surrenders; or

        (2) Contract Value as of the date We receive proof of the Annuitant's or Your death and a Written Request from the Beneficiary for either a single sum payment or payment under an annuity form.

The death benefit will not be less than the amount payable on a full surrender at the date used to value the death benefit. The death benefit will be paid when We receive:

        (1) Proof of the Annuitant's or Your death; and

        (2) A Written request from the Beneficiary for either a single sum or payment under an annuity form.

We will pay a single sum to the Beneficiary unless an annuity option is chosen.

DEATH BENEFIT ON OR AFTER THE ANNUITY COMMENCEMENT DATE

    If the Annuitant dies on or after the annuity commencement date, the Beneficiary will receive the death benefit, if any, as provided by the annuity form in effect.

PROOF OF DEATH

    We accept any of the following as proof of the Annuitant's or Your death:

        (1) A copy of a certified death certificate.

        (2) A copy of a certified decree of a court of competent jurisdiction as to the finding of death.

        (3) A Written statement by a medical doctor who attended the deceased at the time of death.

        (4) Any other proof satisfactory to Us.

                              PAYMENT OF BENEFITS

GENERAL

    On the annuity commencement date, the Contract Value, adjusted by the Market Value Adjustment, will be applied, as specified by the Contract owner, to provide payments to the Annuitant under one or more of the annuity options provided in the Contract or under such other settlement options as may be agreed to by the Company. If more than one person is named as Annuitant, due to the designation of multiple Annuitants, the Contract owner may elect to name one of such persons to be the sole Annuitant as of the annuity commencement date.

APPLICATION OF CONTRACT VALUE

    Unless directed otherwise, We will apply the Fixed Account value to provide a Fixed Annuity, and the Variable Account value to provide a Variable Annuity. You must tell Us In Writing at least 30 days prior to the annuity commencement date if You want Us to apply Fixed and Variable Account values in different proportions.

ANNUITY COMMENCEMENT DATE

    The annuity commencement date is selected by You and stated in the Application. The date must be before the Annuitant's 75th birthday unless We agree to it. You may change the annuity commencement date at any time if We receive Written notice at least 30 days before both the current annuity commencement date and the new annuity commencement date.

If the annuity commencement date does not occur on a Valuation Date that is at least 2 years after the Issue Date, We reserve the right to change the annuity commencement date to the first Valuation Date that is at least 2 years after the Issue Date.

FREQUENCY AND AMOUNT OF PAYMENTS

    Annuity payments will be made monthly unless We agree to a different payment schedule. We reserve the right to change the frequency of either a Fixed Annuity payment or a Variable Annuity payment so that each payment will be at least $50 ($20 in Texas).

FIXED ANNUITY PAYMENTS

    Fixed Annuity payments start on the end of the Valuation Period that contains the annuity commencement date. The amount of the first monthly payment for the annuity form selected will be at least as favorable as that produced by the annuity tables of this Contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

The dollar amount of any payments after the first payment are specified during the entire period of annuity payments, according to the provisions of the annuity form selected.

VARIBLE ANNUITY PAYMENTS

    We convert the Subaccount Accumulation Units into Subaccount Annuity Units at the values determined at the end of the Valuation Period which contains the annuity commencement date. The number of Subaccount Accumulation Units remains constant as long as an annuity remains in force and allocation among the Subaccounts has not changed.

Each Subaccount Annuity Unit Value was arbitrarily set when the Subaccount first converted Subaccount Accumulation Units into Annuity Units. Subsequent values on any Valuation Date are equal to the previous Subaccount Annuity Unit Value times the Net Investment Factor for that Subaccount for the Valuation Period ending on that Valuation Date, with an offset for the 3% assumed interest rate used in the annuity tables of this Contract.

Variable Annuity payments start on the end of the Valuation Period that contains the annuity commencement date. The amount of the first monthly payment for the annuity form selected, is shown on the annuity tables of this Contract for each $1,000 of Contract Value applied as of the end of such Valuation Period.

Payments after the first payment will vary in amount and are determined on the first Valuation Date of each subsequent monthly period. If the monthly payment under the annuity form selected is based on the variable annuity unit value of a single Subaccount, the monthly payment is found by multiplying the Subaccount unit value on the payment date by the number of Subaccount Annuity Units.

If the monthly payment under the annuity form selected is based upon Annuity Unit values of more than one Subaccount, the above procedure is repeated for each applicable Subaccount. The sum of these payments is the variable annuity payment.

We guarantee that the amount of each payment after the first payment will not be affected by variations in expense or mortality experience.

OPTIONAL ANNUITY FORMS

    You may select an annuity form or change a previous selection. The selection or change must be In Writing and received by Us at least 30 days before the annuity commencement date. If no annuity form selection is in effect on the annuity commencement date, We automatically apply Option B, with payments guaranteed for 10 years.

The following options are available for the Fixed Annuity payments and the Variable Annuity payments:

   OPTION A.--LIFE ANNUITY

       Payments are made as of the first valuation date of each monthly period during the Annuitant's life, starting with the annuity commencement date. No payments will be made after the Annuitant dies.

   OPTION B.--LIFE ANNUITY WITH PAYMENTS GUARANTEED FOR 10 YEARS OR 20 YEARS

       Payments are made as of the first Valuation Date of each monthly period starting on the annuity commencement date. Payments will continue as long as the Annuitant lives. If the Annuitant dies before all of the guaranteed payments have been made, We will continue installments of the guaranteed payments to the beneficiary.

   OPTION C.--JOINT AND FULL SURVIVOR ANNUITY

       Payments are made as of the first Valuation Date of each monthly period starting with the annuity commencement date. Payments will continue as long as either the Annuitant or the Joint Annuitant are alive. Payments will stop when both the Annuitant and the Joint Annuitant have died.

We also have other annuity forms available and information about them can be obtained by Writing to Us.

The annuity tables show the amount of the first annuity payment, for each $1,000 of Contract Value applied under Options A, B, and C.

                                 OPTION TABLES

    Installments shown are for an initial monthly payment for each $1,000 of Contract Value applied under an option. Age, as used in these tables, is age as of nearest birthday on the annuity commencement date. Rates for monthly payments for ages and periods certain not shown, if allowed by us, will be computed on an actuarially equivalent basis.

ACTUARIAL BASIS

    Installments shown in these tables are based on the 1983 Table a and with compound interest at the effective rate of 3% per year.

                                                   OPTIONS A AND B
                           MALE                                                       FEMALE

                          10 YEAR PERIOD   20 YEAR PERIOD                             10 YEAR PERIOD   20 YEAR PERIOD
                            CERTAIN AND      CERTAIN AND                                CERTAIN AND      CERTAIN AND
    AGE       LIFE ONLY        LIFE             LIFE            AGE       LIFE ONLY        LIFE             LIFE
        50         4.27           4.22             4.08             50         3.90           3.89             3.82
        51         4.34           4.29             4.14             51         3.97           3.95             3.88
        52         4.43           4.37             4.20             52         4.03           4.01             3.93
        53         4.51           4.45             4.26             53         4.10           4.08             3.99
        54         4.60           4.54             4.32             54         4.18           4.15             4.04
        55         4.70           4.62             4.39             55         4.25           4.22             4.11
        56         4.80           4.72             4.45             56         4.34           4.30             4.17
        57         4.91           4.82             4.51             57         4.42           4.38             4.23
        58         5.03           4.92             4.58             58         4.52           4.47             4.30
        59         5.15           5.03             4.64             59         4.61           4.56             4.37
        60         5.28           5.14             4.71             60         4.72           4.66             4.44
        61         5.42           5.26             4.78             61         4.83           4.76             4.51
        62         5.57           5.39             4.84             62         4.95           4.86             4.58
        63         5.74           5.52             4.90             63         5.07           4.98             4.65
        64         5.91           5.66             4.96             64         5.21           5.10             4.72
        65         6.10           5.81             5.02             65         5.35           5.22             4.79
        66         6.29           5.96             5.08             66         5.51           5.36             4.86
        67         6.50           6.11             5.13             67         5.67           5.50             4.93
        68         6.73           6.28             5.18             68         5.85           5.65             5.00
        69         6.97           6.44             5.23             69         6.04           5.80             5.06
        70         7.23           6.61             5.27             70         6.25           5.96             5.12
        71         7.51           6.78             5.31             71         6.47           6.14             5.18
        72         7.80           6.96             5.34             72         6.71           6.31             5.23
        73         8.12           7.14             5.37             73         6.97           6.50             5.28
        74         8.45           7.32             5.40             74         7.26           6.69             5.32
        75         8.82           7.49             5.42             75         7.56           6.89             5.35

               OPTION C

                    FEMALE AGE
             50    55    60    65    70

       50  3.60  3.75  3.88  3.99  4.08
       55  3.69  3.88  4.06  4.24  4.38
MALE
AGE    60  3.76  3.99  4.23  4.49  4.72
       65  3.81  4.07  4.38  4.72  5.07
       70  3.84  4.14  4.50  4.93  5.40